Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the recent filings of its Annual Report on Form 10-K on April 11, 2024 and Form 10-Q on May 15, 2024, I would like to provide an update on Moody National REIT II, Inc., including the updated estimated Net Asset Value, or “NAV,” per share as of December 31, 2023. I would like to start by providing a general hotel industry update.

According to CoStar Group, the U.S. hotel industry reported increases in Occupancy, ADR or “Average Daily Rate,” and RevPAR, or “Revenue Per Available Room” for 2023 as compared to 2022. Specifically, Occupancy increased to by 0.6% to 63%, ADR increased by 4.3% to $155.62 and RevPAR increased by 4.9% to $97.97.1 While these increases may be interpreted as positive signs, they are largely attributed to average GDP growth and robust inflation. For example, expenses outpaced revenue growth in 2023 by approximately 9.4% year over year in October 2023. A large portion of the growth in expenses was driven by labor, which grew by 12.3% during the year. In 2023, industry-wide it cost roughly 7.5% more to staff a hotel compared to 2022.2

Overall, travel continued to improve in 2023. While this is good for the overall hotel industry, the improvement was and is still driven primarily by the leisure sector since the COVID-19 pandemic.  Strong return of group travelers propelled Upper Upscale hotel performance, and we expect more meeting and convention travel in 2024.  Although corporate travel showed some sign of improvement, the lack of office attendance continues to hinder a full recovery in the business or corporate travel segment, which is the segment the REIT II hotels primarily fulfill.  STR and Tourism Economics recently downgraded their 2024 hotel forecast due to a weaker than expected First Quarter of 2024 arising from elevated interest rates and easing wage growth affecting business investment and spending3.

On a positive note, looking at 2024, the strongest RevPAR growth is expected to occur in urban locations, which CBRE predicts will benefit the most from the recovery of inbound international travel, group demand, and traditional corporate travel’s “modest improvement.”4 The Urban Land Institute and PricewaterhouseCoopers Emerging Trends in real estate report included many markets in the REIT II portfolio as top US markets to watch in 2024.  Nashville, Dallas/Fort Worth, Austin, and Seattle were all listed within the top 10, while Houston made the list at #11.5 These markets represent over 70% of REIT II’s portfolio.

For more information on the 15 properties in REIT II’s portfolio, please see the Annual Report on Form 10-K as filed with the SEC on April 1, 2024, or visit www.moodynationalreit.com.

REIT II Year-End 2023 Summary

With respect to REIT II’s 2023 Year-End performance, Hotel revenue increased 6.4% to $82.37 Million for the twelve months ending December 31, 2023, compared to $77.37 million during 2022.  During the same period, total expenses also increased by $4.45 million over the prior year due to an increase in prices for goods and services used in the operation of the hotels.   RevPAR for the REIT II portfolio for the year ended December 31, 2023, was $99.54, representing a year-over-year increase of 5.6%. By comparison, the REIT II portfolio achieved a $108.29 RevPAR in 2019, which represents a 6.2% deficit between 2019 and 2023 Year-End RevPAR.  Total Revenue through the First Quarter of 2024 was $18.1 million compared to $18.4 million during the same time period in 2023.

New Estimated NAV per Share

On March 26, 2024, the REIT II board of directors determined an estimated NAV per share of each of our Class A shares, Class T shares and Class I shares of $17.25 as of December 31, 2023. This represents a decrease of approximately 11.27% from the estimated NAV per share of as of December 31, 2022 of $19.45. The December 31, 2023 estimated NAV per share value is based in part on appraisals of the fair value of our investments in hotel properties provided by Kendall Realty Consulting Group, LLC, an independent appraiser. The $17.25 per share is based upon an aggregate appraised value of the portfolio of $512.8 million. By comparison, in 2019, the REIT II portfolio was appraised by Kendall Realty Consulting Group, LLC at $550.2 million.

That said, as noted in the 10-K, the estimated NAV per share is based on the estimated value of our assets as of December 31, 2023. We did not make any adjustments to the valuation for the impact of other transactions or events occurring subsequent to December 31, 2023. The value of our common stock will fluctuate over time in response to developments related to individual assets in our portfolio, the management of those assets, and in response to the real estate and capital markets. As a result, the estimated NAV per share as of December 31, 2023 should not be considered as an accurate or approximate value of a share of our common stock at this time, or the amount that stockholders would receive in the event of our liquidation. For additional discussion of the determination of the estimated NAV per share as of December 31, 2023 and the assumptions and limitations associated with such determination, please see Part II., Item 5. of the Annual Report on Form 10-K as filed with the SEC on April 11, 2024.

With respect to the real estate and capital markets, as many of you are aware, interest rates have continued to remain significantly higher than at the time these assets were purchased, which is causing additional disruption to the hotel market. As quoted in Lodging Magazine, “The higher-for-longer interest rate environment has had a major impact on the U.S. hotel transaction market in 2023.6 Only $22 billion in assets were traded between January and mid-December 2023.  For comparison, the last time sales were under $30 Billion was in 2013.”

These higher interest rates and more stringent lending market have made hospitality property transactions substantially more difficult.  Potential buyers face higher borrowing costs and in turn seek lower pricing for acquisitions.  This has led to fewer transactions and created an environment where buyers need lower prices to reach a healthy return on investment.  Furthermore, loan maturities that have required refinancing at a higher cost of debt have weighed on portfolio values in general. Per Green Street’s CPPI Index, “The all-property index – a measure of pricing for institutional-quality commercial real estate – is down 7% over the past year and 21% since its March 2022 peak.” 7

To illustrate the challenging lending environment, two of REIT II’s properties, the Hyatt Place Germantown and the Hyatt Place North Charleston, were recently refinanced at 7.25% and 10% interest rates, respectively, due to impending loan maturity dates. For reference, the previous interest rates of the loans secured by these properties were 4.3% and 5.193%, respectively. Unfortunately, there are an additional 5 loans secured by REIT II properties scheduled to mature this year and similar interest rate challenges are anticipated in connection with attempts to refinance such loans. The increased interest rates will further hamstring the properties’ cash flow, which impacts how hotel assets are valued. As discussed in the recent 10-K filing, REIT II is considering various alternatives to extend or refinance loans maturing in 2024 and thereafter. This may include the sale of one or more properties.

Distributions and Share Repurchase Program

We continue to receive questions with respect to shareholder distributions and the resumption of the Share Repurchase Program, or ”SRP.” As we have described in prior communications, the REIT II cash flow levels to date have not satisfied basic operational expenses such as deferred mortgage payments, payroll, taxes, insurance, and other expenses. To meet the cash flow shortage, Moody National Capital, LLC, an affiliate of REIT II’s sponsor, has loaned REIT II an aggregate of $50 million to assist REIT II in meeting its operating expenses. Please refer to the 10-Q filed with the SEC on May 15, 2024 for additional discussion of the loans from Moody National Capital.

Finally, by way of reminder, Modified Funds from Operations (“MFFO”) is a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance, and a key indicator of the free cash flow required for REIT II to (i) meet its debt service obligations and other operating expenses, (ii) to pay back the $50 Million in loans from Moody National Capital discussed previously, (iii) resume the operation of the SRP and (iv) resume the payment of cash distributions. For 2023, the REIT II MFFO was -$3.85 million, which is obviously not sufficient to resume the operation of the SRP and the payment of a cash distribution. Please See Part II., Item 7. of the Annual Report on Form 10-K, filed with the SEC on April 11, 2024, for additional discussion of our calculation of MFFO and the assumptions and limitations associated therewith.

Let me end by reiterating our sincerest gratitude for your patience and support as we have tried to navigate these incredibly challenging last four years. We have spoken with many of you and have been overwhelmed with your understanding given the tough circumstances. We believe that maintaining the assets through Covid is a success in itself, as many hotel funds have lost hotels to lenders. Unfortunately, the recent and current capital market environment is presenting new and different challenges. We continue to aggressively monitor the capital markets and are considering all of the options on behalf of you, our shareholders.

Thank you for your time today.

1 STR: December U.S. Hotel RevPAR, ADR Inch Up | Business Travel News

2 News | Expense Growth Outpaces Revenue Growth at US Hotels in 2023 (costar.com)

3 https://www.costar.com/article/544383242/str-tourism-economics-downgrade-us-hotel-forecast

4 https://www.cbre.com/insights/reports/2024-global-hotels-outlook

5 https://americas.uli.org/emerging-trends-in-real-estate-2024/

6 https://lodgingmagazine.com/hotel-transaction-downtrend-interest-rates-played-major-role-in-soft-2023-u-s-market/

7 https://www.greenstreet.com/hotel-transaction-downtrend-interest-rates-played-major-role-in-soft-2023-u-s-market/

7 https://www.greenstreet.com/insights/CPPI

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES